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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated

February 6, 2011
among

EMERGENT GROUP INC.,

UNIVERSAL HOSPITAL SERVICES, INC.

and

SUNRISE MERGER SUB, INC.

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated February 6, 2011 among Emergent Group Inc., a Nevada corporation (the "Company"), Universal Hospital Services, Inc., a Delaware corporation ("Parent"), and Sunrise Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent ("Merger Sub").

RECITALS

        WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of common stock, par value $0.04 per share, of the Company (the "Common Stock") (each, a "Share" and, collectively, the "Shares") at a price per Share of $8.46 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the "Offer Price"), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's stockholders and (ii) approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein;

        WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with Nevada Law, and each Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

        WHEREAS, the respective Boards of Directors of Parent and Merger Sub have (i) determined that this Agreement (taking into account the Go-Shop Period described herein) and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain holders of Common Stock have entered into a tender and voting agreement, dated as of the date hereof, in substantially the form set forth in Annex II hereof, pursuant to which, among other things, each such holder of Common Stock has agreed to tender his, her or its Shares in the Offer (the "Tender and Voting Agreement").

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
The Offer

        Section 1.1.    The Offer.

        (a)   Provided that this Agreement shall not have been terminated in accordance with Section 10.1 and nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto (the "Offer

Conditions"), as promptly as practicable after the Go-Shop Period, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The consummation of the Offer shall be subject to the satisfaction of the Offer Conditions. The date on which Merger Sub commences the Offer is referred to as the "Offer Commencement Date".

        (b)   Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not: (i) waive or change the Minimum Condition (as defined in Annex I); (ii) decrease the Offer Price; (iii) change the form of consideration to be paid in the Offer; (iv) decrease the number of Shares sought in the Offer; (v) extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or (vi) otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner materially adverse to the holders of the Shares.

        (c)   Unless extended as provided in this Agreement, the Offer shall expire on the date that is twenty Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, without the consent of the Company, Merger Sub shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the Offer Conditions shall not have been satisfied or waived, until such Offer Conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by Applicable Law. If any of the Offer Conditions is not satisfied or waived on any scheduled expiration date of the Offer, Merger Sub shall extend the Offer, if such Offer Condition or Offer Conditions could reasonably be expected to be satisfied, from time to time until such Offer Condition or Offer Conditions are satisfied or waived; provided that, in each case, Merger Sub shall not be required to extend the Offer beyond the earlier of (x) the End Date and (y) the date that is 60 days after the date that all of the Offer Conditions (other than the Minimum Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, have been waived by Merger Sub. Following expiration of the Offer, Merger Sub may, in its sole discretion, provide a subsequent offering period ("Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act.

        (d)   Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable (i) after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer and (ii) all Shares validly tendered in the Subsequent Offering Period (the date on which Shares are first accepted for payment under the Offer, the "Acceptance Date").

        (e)   As soon as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the "Schedule TO") that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments or supplements thereto, the "Offer Documents"); and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities laws.

        (f)    Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Sub shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws. The

Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

        Section 1.2.    Company Action.

        (a)   The Company hereby represents that the Company Board, at a meeting duly called and held has unanimously consented to the Offer and (i) determined that this Agreement (taking into account the Go-Shop Period described herein) and the transactions contemplated hereby, including the Offer and the Merger (the "Transactions"), are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the Transactions, in accordance with the requirements of Nevada Law and (iii) resolved, subject to Section 6.4(c), to recommend acceptance of the Offer and approval and adoption of this Agreement by its stockholders. The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer as set forth in the Tender and Voting Agreements. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

        (b)   As soon as practicable on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 6.4(c), shall reflect the recommendations of the Company Board referred to above. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company's response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

        Section 1.3.    Directors.

        (a)   Effective upon the Acceptance Date, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall cause Parent's designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. Notwithstanding the foregoing, until Parent and/or Merger Sub acquires a majority of the outstanding Shares on a fully-diluted basis, the Company shall use its reasonable best efforts to ensure that all of the members of the Company Board and such committees and boards as of the date hereof who are not employees of the Company remain members of the Company Board and such committees and boards until the Effective Time.

        (b)   The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        (c)   Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the "Independent Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company Board, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

        Section 1.4.    Top-Up Option.

        (a)   Subject to Section 1.4(b) and Section 1.4(c), the Company grants to Merger Sub, an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the "Top-Up Option"), to purchase from the Company, up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Sub at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option (such Shares to be issued upon exercise of the Top-Up Option, the "Top-Up Shares").

        (b)   The Top-Up Option may be exercised by Merger Sub in whole but not in part, only once. The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with Article 10. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

        (c)   If the Minimum Condition has been met and the other Offer Conditions have been satisfied or waived and there shall have not been validly tendered and not validly withdrawn that number of shares of Common Stock which, when added to the shares of Common Stock owned by Parent and its Affiliates, would represent at least ninety percent (90%) of the shares of Common Stock outstanding on the Acceptance Date, Merger Sub shall be deemed to have exercised the Top-Up Option on the Acceptance Date and on such date shall deliver to the Company a notice (the "Top-Up Notice") setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, as promptly as practicable following such exercise of the Top-Up Option, Merger Sub intends to (and Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 92A.180 of Nevada Law as contemplated by Section 8.5. At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 11.3, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 92A.180 of Nevada Law as contemplated by Section 8.5 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

        (d)   Parent and Merger Sub understand that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.

        (e)   Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any dissenting Shares pursuant to Section 92A.320 of Nevada Law as contemplated by Section 3.3.

 Article 2
The Merger

        Section 2.1.    The Merger.    At the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company in accordance with Nevada Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        Section 2.2.    The Closing.    Subject to the provisions of Article 9, the closing of the Merger (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota as soon as possible, but in any event no later three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

        Section 2.3.    Effective Time.    At the Closing, the Company and Merger Sub shall file articles of merger with the Nevada Secretary of State and make all other filings or recordings required by Nevada Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the articles of merger are duly filed with the Nevada Secretary of State (or at such later time as may be specified in the articles of merger).

        Section 2.4.    Effects of the Merger.    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Nevada Law.

        Section 2.5.    Organizational Documents; Directors and Officers.    The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time, until their resignations or terminations, if any, shall be the officers of the Surviving Corporation.

Article 3
Effect of the Merger on Capital Stock

        Section 3.1.    Conversion of Shares.    At the Effective Time:

        (a)   Except as otherwise provided in Section 3.1(b), Section 3.1(c) or Section 3.3, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

        (b)   Each Share held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

        (c)   Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

        (d)   Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 3.1(c)).

        Section 3.2.    Surrender and Payment.

        (a)   Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the "Certificates") or (ii) uncertificated Shares (the "Uncertificated Shares"). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

        (b)   Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

        (c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

        (e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) to pay for Shares for which dissenter's rights have been perfected shall be returned to Parent, upon demand.

        Section 3.3.    Dissenting Shares.    Notwithstanding any provision in this Agreement to the contrary and to the extent available under Nevada Law, any Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Nevada Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands for an amount in excess of the Offer Price.

        Section 3.4.    Stock Options and Other Stock-Based Compensation.

        (a)   At or immediately prior to the Effective Time, each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company covering any current or former employee, director or other service provider (a "Company Stock Option"), whether vested or unvested, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price per Share (or, if lesser, the fair market value of a Share as of the Effective Time, as determined in accordance with Section 409A of the Code) over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

        (b)   Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 3.4(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

        (c)   The Company shall take all requisite action so that, at the Effective Time, each restricted share award and other right, contingent or accrued, to acquire or receive shares of Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Company Stock Options (each, a "Company Stock Award") immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, canceled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.7.

        Section 3.5.    Warrants.    The Company shall take all requisite action so that, at the Effective Time, each outstanding warrant to acquire Common Stock (the "Warrants") shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Warrant or any other Person, canceled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, and the Company shall pay each holder of any such Warrant an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price per Share over the applicable exercise price of such Warrant by (ii) the number of Shares such holder could have purchased had such holder exercised such Warrant in full immediately prior to the Effective Time.

        Section 3.6.    Adjustments.    If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company's stock option or compensation plans or arrangements or the exercise of the Top-Up Option to purchase the Top-Up Shares), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

        Section 3.7.    Withholding Rights.    Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        Section 3.8.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

Article 4
Representations and Warranties of the Company

        Subject to Section 11.6, except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent that:

        Section 4.1.    Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

        Section 4.2.    Corporate Authorization.

        (a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company's corporate powers and, except for the approval of the Company's stockholders in connection with the consummation of the Merger (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the voting power of all Shares entitled to vote thereon is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger (the "Company Stockholder Approval"). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

        (b)   At a meeting duly called and held, the Company Board has (i) unanimously determined that this Agreement and the Transactions are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the Transactions and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company (such recommendation, the "Company Board Recommendation"); provided, however, that such action shall not preclude the Company from making an Adverse Recommendation Change in compliance with Section 6.4(c).

        Section 4.3.    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.4.    Non-contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach by the Company of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.5.    Capitalization.

        (a)   The authorized capital stock of the Company consists of: (i) One Hundred Million (100,000,000) shares of Common Stock and (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Company (the "Preferred Stock"). As of the close of business on February 4, 2011, (A) 6,955,258 shares of Common Stock were issued and outstanding, including 214,098 restricted shares of Common Stock which were issued as Company Stock Awards, (B) no shares of Common Stock were issued and held by the Company in its treasury and (C) no shares of Preferred Stock were issued and outstanding or held by the Company in its treasury, and since February 4, 2011 and through the date hereof, no additional shares of Common Stock or shares of Preferred Stock have been issued other than the issuance of shares of Common Stock upon the exercise or settlement of Company Stock Options, Warrants or Company Stock Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Common Stock.

        (b)   As of the date of this Agreement, (i) an aggregate of 191,439 shares of Common Stock were subject to issuance pursuant to Company Stock Options granted under the Company's 2002 Employee Benefit and Consulting Services Compensation Plan and the Company's 2009 Employee Benefit and Consulting Services Compensation Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the "Company Stock Plans") and (ii) an aggregate of 1,196 shares of Common Stock were subject to issuance pursuant to Warrants. Section 4.5(b) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Stock Award granted by the Company under the Company Stock Plans or otherwise and each Warrant and (A) the name of the holder of such Company Equity Award or Warrant, (B) the number of shares of Common Stock subject to such outstanding Company Equity Award or Warrant, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award or Warrant was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award or Warrant is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Common Stock subject to issuance under the Company Stock Plans or the Warrants, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

        (c)   Except for the Company Stock Plans and the Company Equity Awards granted outside of such Company Stock Plans, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, and the Warrants, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as "Company Securities"). All outstanding shares of Common Stock, all outstanding Company Equity Awards, all outstanding Warrants and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all Applicable Laws.

        (d)   There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

        (e)   None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

        Section 4.6.    Subsidiaries.

        (a)   Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Subsidiary of the Company and their respective jurisdictions of organization are identified in Section 4.6(a) of the Company Disclosure Letter.

        (b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each direct or indirect Subsidiary of the Company (other than the Company LLCs) is owned by the Company or a direct Subsidiary, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

        Section 4.7.    SEC Filings and the Sarbanes-Oxley Act.

        (a)   The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Documents").

        (b)   As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

        (c)   As of its filing date (or, if amended or superseded (whether in whole or in part) by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic and current reports required under the Exchange Act. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (f)    As of January 1, 2008, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company's auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1, 2008.

        (g)   There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

        (h)   Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE Amex.

        (i)    Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE Amex, and the statements contained in any such certifications are complete and correct in all material respects.

        (j)    Section 4.7(j) of the Company Disclosure Letter describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions, rights of a third party to receive future payments due to the Company or any Subsidiary, rights to make payments on behalf of the Company or any Subsidiary to any third party or joint venture, agreements to allow any third party to issue bankers acceptances or similar commercial paper based on third party invoices issued by the Company or any Subsidiary and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) or obligations to fund any third party vendor or extend credit to any third party that existed or were effected by the Company or its direct or indirect Subsidiaries since January 1, 2008.

        (k)   Since January 1, 2008, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

        Section 4.8.    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

        Section 4.9.    Disclosure Documents.

        (a)   Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Transactions (the "Company Disclosure Documents"), including the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

        (b)   (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent or Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

        Section 4.10.    Absence of Certain Changes.

        (a)   Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Section 6.1.

        Section 4.11.    No Undisclosed Material Liabilities.    There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.12.    Compliance with Laws.

        (a)   All activities of the Company, its Subsidiaries and their respective officers, directors, agents and employees have been, and are currently being, conducted in compliance in all material respects with, all Laws, permits, licenses, certificates, governmental requirements, orders and other similar items of any Governmental Authority, including all Healthcare Fraud and Abuse Laws, all Information Privacy or Security Laws, equal employment opportunity, employee retirement, and building and zoning codes, which affect the business of the Company and each of its Subsidiaries in any material respect and to which the Company or any of its Affiliate may be subject. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any notice alleging a violation of any such laws or the failure to comply with any legal requirement. No Governmental Authority has instituted, implemented, taken or threatened to take, and to the Knowledge of the Company, no Governmental Authority intends to take, any other action against the Company or any of its Subsidiaries the effect of which, individually or in the aggregate, would reasonably expected to have a Material Adverse Effect on the Company or that would in any manner seek to prevent, enjoin, alter or materially delay the Transactions.

        (b)   All Governmental Authorizations necessary for the conduct of the business and operations of the Company and each of its Subsidiaries as it is presently conducted or proposed to be conducted, or necessary to own, lease and operate its respective properties, have been duly obtained and are in full force and effect. A true, correct and complete list of all material Governmental Authorizations is set forth on Section 4.12(b) of the Company Disclosure Letter. The Company and each of its Subsidiaries have conducted their business in material compliance with all terms and conditions of the Governmental Authorizations. There are no proceedings pending or, to the Knowledge of the Company, threatened or intended that are reasonably expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Governmental Authorization, and the execution and delivery of this Agreement and the consummation of the Transactions will not result in any such revocation, cancellation, suspension or modification.

        (c)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective Representatives on behalf of or in support of the Company or any of its Subsidiaries, has (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, supplier, governmental employee or other Person in a position to assist or hinder the Company or any of its Subsidiaries in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Applicable Law or (ii) maintained any unrecorded fund or asset of the Company or any of its Subsidiaries for any improper purpose or made any false entries on its books and records for any reason.

        (d)   No Persons who have been convicted of a felony or a criminal offense under any Healthcare Fraud and Abuse Laws, or who are excluded, debarred or otherwise ineligible to participate in a federal or state health care program, or who to the Knowledge of the Company have committed any act or engaged in any activity that is grounds for exclusion, debarment, suspension, or other ineligibility to so participate, are either employed by the Company or any of its Subsidiaries or provide services on behalf of the businesses of the Company or any of its Subsidiaries.

        (e)   To the Knowledge of the Company, no revenue of any of the Company's Subsidiaries is derived, or results, from any clinical procedure performed, or any referral to a hospital or other facility made, by a physician who has an ownership interest in that Subsidiary.

        Section 4.13.    Litigation.    There is no claim, action, suit, arbitration investigation or proceeding (each, a "Legal Action") (or any basis therefor) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Legal Actions, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.14.    Properties.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

        (b)   Neither the Company nor any of its Subsidiaries owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a "Lease") under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company's Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

        Section 4.15.    Intellectual Property.

        (a)   Section 4.15(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) material Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

        (b)   The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated ("Company IP"), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (c)   The Company and its Subsidiaries' rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (d)   Section 4.15(d) of the Company Disclosure Letter contains a complete and accurate list of all Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (e)   Section 4.15(e) of the Company Disclosure Letter contains a complete and accurate list of all Open Source that is incorporated into, integrated or bundled with, or otherwise used in or with any Software used in and material to the business of the Company and its Subsidiaries, identification of the applicable Open Source license and a description of the manner in which such Open Source has been used in Software used in the business of the Company and its Subsidiaries. To the Knowledge of the Company, no Software used in the business of the Company and its Subsidiaries is or has become subject to Open Source disclosure obligations that would obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any such Software to any third party.

        (f)    Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

        (g)   There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries' rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries

are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (h)   The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets. Since January 1, 2008, the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

        Section 4.16.    Taxes.

        (a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true, complete and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

        (b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

        (c)   The Company and each of its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

        (d)   The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2005 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

        (e)   No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

        (f)    There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company's financial statements.

        (g)   During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        (h)   No claim has ever been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

        (i)    Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Taxing Authority with respect to any material Taxes, nor is any such request outstanding.

        (j)    Neither Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax Sharing Agreement.

        (k)   Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

        (l)    The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

        (m)  Neither Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

        (n)   Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in any "listed transaction" as described in Treasury Regulations Section 1.6011-4(b).

        (o)   Neither the Company nor any of its Subsidiaries has made any payments or is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G or that could be subject to Code Section 4999.

        (p)   "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability.

        Section 4.17.    Employee Benefit Plans.

        (a)   Section 4.17(a) of the Company Disclosure Letter contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans."

        (b)   Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

        (c)   Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

        (d)   Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters, if any, with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

        (e)   The consummation of the Transactions will not (either alone or together with any other event) entitle any employee or former employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Employee Plan.

        (f)    No Employee Plan exists that could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

        (g)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

        (h)   There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

        (i)    Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

        (j)    All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

        (k)   There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

        (l)    Neither the Company nor any of its Subsidiaries is party to any effective or pending collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries. As relates to the Transactions, the Company and its Subsidiaries (i) have provided all information to labor representatives that they are required to provide and (ii) have fulfilled all obligations to consult and negotiate with such labor representatives, in each case as required by Applicable Law. There are no (i) labor strikes, slowdowns or stoppages current, pending or threatened against or affecting the Company or any of its Subsidiaries, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent and there are no questions, or to the Company's Knowledge, any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries, or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

        (m)  Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a "mass layoff" (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

        (n)   The Compensation Committee of the Company Board (the "Compensation Committee") has (i) approved each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a "Compensation Arrangement") as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the "Compensation Arrangement Approvals"). The Company Board has determined that the Compensation Committee is composed solely of "independent directors" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

        (o)   All Nonqualified Deferred Compensation Plans (as defined in Code Section 409A(d)(1)) of the Company and any of its Subsidiaries and ERISA Affiliates are in material compliance with Code Section 409A and neither the Plans nor this transaction will cause a participant in such Plans to be subject to the Tax imposed by Code Section 409A(a)(1)(B).

        Section 4.18.    Environmental Matters.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

        Section 4.19.    Material Contracts.

        (a)   For purposes of this Agreement, "Material Contract" shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

           (ii)  any Lease;

          (iii)  any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee;

          (iv)  any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, , (y) any Contract providing for any guaranty by a Person other than the Company with respect to a liability or obligation of the Company, or (z) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

           (v)  any Contract that purports to limit the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

          (vi)  any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets other than consumable inventory (including, without limitation, fibers);

         (vii)  any Contract relating to the repair and maintenance of Company Medical Equipment involving payments by the Company in excess of $50,000 in any year;

        (viii)  any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

          (ix)  any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

           (x)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivables and payables;

          (xi)  any employee collective bargaining agreement or other Contract with any labor union;

         (xii)  any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $50,000 in any year and which is not otherwise described in clauses (i)-(xi) above;

        (xiii)  any Contract which is not otherwise described in clauses (i)-(xii) above that is material to the Company and its Subsidiaries, taken as a whole, and listed on Section 4.19(b) of the Company Disclosure Letter; or

        (xiv)  any Company IP Agreement that is material to the conduct of the Company's business.

        (b)   Section 4.19(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Material Contracts. The Company has made available to Parent correct and complete copies of all Material Contracts, including any amendments thereto.

        (c)   (i) All the Material Contracts are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has materially violated any provision of, or materially failed to perform any obligation required under the provisions of, any Material Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of any material breach, of any Material Contract.

        Section 4.20.    Information Privacy and Security Laws.

        (a)   The Company has entered into a written agreement as described in 45 C.F.R. § 164.504(e)(2) in each case in which the Company is acting as a business associate as defined in 45 C.F.R. § 160.103 or in which the Company is required by any such written agreement to enter into a subcontract agreement with a third party as described in 45 C.F.R. § 164.504(e)(2)(ii)(D). Neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority for a violation of any Information Privacy or Security Laws, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights or Department of Justice relating to any such violations; and neither the Company nor any of its Subsidiaries has acted in a manner that would trigger a notification or reporting requirement under any Contract or Applicable Laws related to the collection, use, disclosure or security of Personal Information.

        (b)   Complete and accurate copies of any written complaints delivered to the Company or any of its Subsidiaries during the past 12 months alleging a violation of any Information Privacy or Security Laws have been made available to Parent.

        (c)   Neither the Company nor any of its Subsidiaries has suffered any unauthorized acquisition, access, use or disclosure of any Personal Information that, individually or in the aggregate, materially compromises the security or privacy of such Personal Information.

        Section 4.21.    Equipment.

        (a)   All equipment and assets of the Company that are material to the Company's operations, other than the Company Medical Equipment, are (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which it is presently being used; (iii) adequate to meet all present and reasonably anticipated future requirements of the Company's business; and (iv) to the Knowledge of the Company free of defects (latent and patent).

        (b)   The Company Medical Equipment (i) is in good operating condition and repair, ordinary wear and tear excepted; (ii) has been maintained in accordance with the manufacturers' specifications, including preventative maintenance; (iii) is suitable and adequate for continued use in the manner in which it is presently being used; (iv) is adequate to meet all present and reasonably anticipated future requirements of the Company's business; and (v) to the Knowledge of the Company is free of defects (latent and patent). All replacement parts that have been incorporated in the Company Medical Equipment either have been provided by the manufacturer of such Company Medical Equipment or meet the material specifications of the manufacturer. To the Company's Knowledge (A) the Company Medical Equipment is not obsolete and (B) there is no equipment currently under development by any Person that could effectively make the Company Medical Equipment obsolete.

        Section 4.22.    Brokerage.    Except for the Company Financial Advisor, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

        Section 4.23.    Opinion of Financial Advisor.    The Company has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view.

        Section 4.24.    Antitakeover Statutes.    The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the other transactions contemplated hereby from Sections 78.378 - 78.3793 and 78.411 - 78.445 of Nevada Law, and, accordingly, none of such Sections nor any other Nevada antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

Article 5
Representations and Warranties of Parent

        Subject to Section 11.6, except as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company that:

        Section 5.1.    Corporate Existence and Power.    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Sub as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        Section 5.2.    Corporate Authorization.    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Tender and Voting Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement and the Tender and Voting Agreement constitute valid and binding agreements of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

        Section 5.3.    Governmental Authorization.    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other state or federal securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.4.    Non-contravention.    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, with only such exceptions, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.5.    Disclosure Documents.

        (a)   The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

        (b)   The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.5 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Sub by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

        Section 5.6.    Brokerage.    Except as set forth in Section 5.6 of the Parent Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the Transactions.

        Section 5.7.    Financing.    Parent has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the Shares outstanding on a fully-diluted basis and to pay all related fees and expenses pursuant to the Offer.

 Article 6
Covenants of the Company

        The Company agrees that:

        Section 6.1.    Conduct of the Company.    From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or set forth in Section 6.1 of the Company Disclosure Letter, without the prior written consent of Parent (which consent, in the case of paragraph (o) or (s) (solely to the extent such paragraph (s) relates to paragraph (o)) shall not be unreasonably conditioned, withheld or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

        (a)   amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

        (b)   (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, (iv) place any limitation on the ability of any Subsidiary to pay dividends or return capital or repay intercompany loans or interest due thereon or (v) constrict or prohibit any Subsidiary from selling, transferring, conveying or assigning any rights, assets or liabilities to any other Subsidiary;

        (c)   (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options or settlement of any restricted stock unit award held by any employee, in accordance with the terms of such option or award as outstanding and in effect on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

        (d)   in any calendar quarter, incur any capital expenses for Company Medical Equipment in excess of $250,000;

        (e)   incur any capital expenditures for any equipment other than Company Medical Equipment, or any obligations or liabilities in respect thereof, except for (i) those contemplated by the Company Budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $10,000 individually or $75,000 in the aggregate;

        (f)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

        (g)   sell, lease or otherwise transfer, or create or incur any Lien on, any Company Medical Equipment, except for any Liens that arise with respect to Company Medical Equipment that is acquired after the date hereof in compliance with this Agreement;

        (h)   sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company's or its Subsidiaries' assets (other than Company Medical Equipment), securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5,000 individually or $25,000 in the aggregate;

        (i)    permit to lapse any material Intellectual Property owned by the Company or any of its Subsidiaries;

        (j)    other than in connection with actions permitted by Section 6.1(e) or Section 6.1(f), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

        (k)   create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

        (l)    enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

        (m)  (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except, with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual compensation does not exceed $150,000, for increases in the ordinary course of business consistent with past practice and taking into consideration compensation arrangements for cash bonuses in place as of the date hereof;

        (n)   change the Company's methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

        (o)   settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

        (p)   make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, except for the method for applying the Uniform Capitalization Rules (Section 263A);

        (q)   take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time;

        (r)   withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

        (s)   agree, resolve or commit to do any of the foregoing.

        Section 6.2.    Stockholder Meeting; Proxy Material.    If required by Nevada Law to consummate the Merger, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the Acceptance Date (or, as applicable, after the consummation of any Subsequent Offering Period) for the purpose of voting on the approval and adoption of this Agreement and the Merger, unless Nevada Law does not require a vote of stockholders of the Company for consummation of the Merger. If required by Nevada Law to consummate the Merger, the Company Board shall recommend approval and adoption of this Agreement by the stockholders of the Company. In connection with such meeting, the Company shall (i) if required by the Exchange Act, promptly prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

        Section 6.3.    Access to Information.    From the date hereof until the earlier of the Effective Time and the date of termination of this Agreement and subject to Applicable Law and the Non-Disclosure Agreement, dated as of October 26, 2010, between the Company and Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

        Section 6.4.    Go-Shop; No Solicitation.

        (a)   Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the twenty-first (21st) calendar day after the date of this Agreement (the "Go-Shop Period"), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, "Representatives") shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to a confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. Within one (1) Business Day following the conclusion of the Go-Shop Period, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party (which material terms and conditions shall include the identity of the Person or group of Persons making the Acquisition Proposal).

        (b)   Except as expressly permitted by this Section 6.4 and except as may relate to any Excluded Party, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' other Representatives to, (i) at 12:00 a.m. on the twenty-second (22nd) calendar day after the date of this Agreement (the "No-Shop Period Start Date") immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries' Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.4(c), (1) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (2) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an "interested stockholder" under, Section 78.423 of Nevada Law, or (3) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a "Company Acquisition Agreement"). Subject to Section 6.4(c), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend an Acquisition Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an "Adverse Recommendation Change"). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal.

        (c)   Notwithstanding Section 6.4(a), at any time following the No-Shop Period Start Date and prior to the Acceptance Date, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.4(d) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under Nevada Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of Applicable Law. For the avoidance of doubt, notwithstanding the occurrence of the

No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.4(a) with respect to any Excluded Party and the restrictions in Section 6.4(b) shall not apply with respect thereto.

        (d)   The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.4(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least twenty-four (24) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

        (e)   Except as set forth in this Section 6.4(e), the Company Board shall not make any Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Offer Closing, the Company Board may make an Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least two (2) Business Days (the "Notice Period") before making an Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make an Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and the Company Financial Advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

        Section 6.5.    Section 16 Matters.    Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares in connection with the Transactions (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.6.    Compensation Arrangements.    Prior to the Effective Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof to be approved by the Compensation Committee (comprised solely of "independent directors" determined in the manner described in the last sentence of Section 4.17(n)) as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

        Section 6.7.    Stock Exchange De-listing.    Prior to the Effective Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE Amex to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE Amex and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

        Section 6.8.    Takeover Statutes.    The Company shall, to the extent permitted by Applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no "control share acquisition," "fair price," "moratorium" or other antitakeover or similar statute or regulation becomes applicable to the Transactions and (b) if any such antitakeover or similar statute or regulation becomes applicable to the Transactions, to take all actions necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Article 7
Covenants of Parent

        Parent agrees that:

        Section 7.1.    Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

        Section 7.2.    Voting of Shares.    Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

        Section 7.3.    Director and Officer Liability.    Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

        (a)   For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Nevada Law or any other Applicable Law or provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

        (b)   For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation's articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

        (c)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers ' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (or substitute policies with substantially the same coverage) (collectively, "D&O Insurance"), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company's existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.3(c) of the Company Disclosure Letter; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

        (d)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.3.

        (e)   The rights of each Indemnified Person under this Section 7.3 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Nevada Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

        Section 7.4.    Employee Matters.

        (a)   With respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Entity, in which any employee of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Entity or any of its Affiliates (each, a "Continuing Employee") becomes a participant, such Continuing Employee shall receive full credit (for purposes of eligibility to participate, vesting, and benefit level with respect to vacation entitlement, severance benefits and other paid time off) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Date under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.

        (b)   Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated. If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

        (c)   Nothing in this Section 7.4 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Entity, from amending any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to this Agreement.

Article 8
Covenants of Parent and the Company

        The parties hereto agree that:

        Section 8.1.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation's Subsidiaries or any of their respective Affiliates' businesses, assets or properties.

        Section 8.2.    Certain Filings.    The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

        Section 8.3.    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

        Section 8.4.    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 8.5.    Merger Without Meeting of Stockholders.    If, at any time after the Acceptance Date, Parent, Merger Sub and any other Subsidiary of Parent shall collectively own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable without a meeting of stockholders of the Company in accordance with Section 92A.180 of Nevada Law.

        Section 8.6.    Notices of Certain Events.    Each of the Company and Parent shall promptly notify the other of:

        (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

        (b)   any notice or other communication from any Governmental Authority in connection with the Transactions;

        (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;

        (d)   any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and

        (e)   any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which if not satisfied would result in a right to terminate this Agreement;

provided that the delivery of any notice pursuant to this Section 8.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Article 9
Conditions to the Merger

        Section 9.1.    Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

        (a)   if required by Nevada Law, the Company Stockholder Approval shall have been obtained in accordance with Nevada Law;

        (b)   no Applicable Law shall prohibit the consummation of the Merger; and

        (c)   Merger Sub shall have purchased Shares pursuant to the Offer.

 Article 10
Termination

        Section 10.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a)   by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

        (b)   by either the Company or Parent, if (notwithstanding any approval of this Agreement by the stockholders of the Company):

            (i)  the Acceptance Date shall not have occurred on or before June 30, 2011 (the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

           (ii)  there shall be any Applicable Law that enjoins Merger Sub from consummating the Offer or the Company, Parent or Merger Sub from consummating the Merger and such injunction shall have become final and nonappealable;

        (c)   by Parent, if, prior to the Acceptance Date (notwithstanding any approval of this Agreement by the stockholders of the Company):

            (i)  an Adverse Recommendation Change shall have occurred;

           (ii)  the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement;

          (iii)  the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.4;

          (iv)  the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within five (5) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal;

           (v)  a tender offer or exchange offer relating to Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer; or

          (vi)  the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 10.1(c);

        (d)   by Parent, if, prior to the Acceptance Date (notwithstanding any approval of this Agreement by the stockholders of the Company) the Company shall have breached or failed to perform any its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in clauses (ii)(C) or (D) of Annex I (and in each case such breach or failure to perform is incapable of being cured by the End Date, or if curable, has not been cured within 20 Business Days after its receipt of written notice thereof from Parent); provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent's intention to terminate this Agreement pursuant to this Section 10.1(d); or

        (e)   by the Company if, prior to the Acceptance Date, (notwithstanding, in the case of Section 10.1(e)(ii), any approval of this Agreement by the stockholders of the Company):

            (i)  the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 6.4(c) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 10.3(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

           (ii)  Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement and in each case such breach or failure to perform (i) is incapable of being cured by the End Date, or if curable, has not been cured within 20 Business Days after its receipt of written notice thereof from the Company and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby); provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 10.1(e)(ii).

        Section 10.2.    Notice of Termination.    The party desiring to terminate this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other party hereto specifying with particularity the reason for such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party.

        Section 10.3.    Fees and Expenses Following Termination.

        (a)   If this Agreement is terminated by Parent pursuant to Section 10.1(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

        (b)   If this Agreement is terminated by the Company pursuant to Section 10.1(e)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

        (c)   If this Agreement is terminated (i) prior to the Acceptance Date, by Parent pursuant to Section 10.1(d) or (ii) by the Company or Parent pursuant to Section 10.1(b)(i) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, an Acquisition Proposal shall (1) in the case of a termination pursuant to Section 10.1(b)(i), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 10.1(d), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within 12 (twelve) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal which is subsequently consummated, or any Acquisition Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 10.3(c), all references in the definition of Acquisition Proposal to 20% shall be deemed to be references to "more than 50%" instead); provided, however, that in the event such Acquisition Proposal is not the same as the original Acquisition Proposal made, communicated or publicly disclosed at the time of the termination of this Agreement, then in lieu of payment by the Company to Parent of the Termination Fee, the Company shall reimburse Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, Parent's expenses actually incurred on or prior to the termination of this Agreement in an amount not to exceed $1,700,000. If a Person (other than Parent) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, as applicable, and, within 12 (twelve) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed and is subsequently consummated, such initial Acquisition Proposal shall be deemed to have been "not withdrawn" for purposes of clauses (1) and (2) of this Section 10.3(c).

        (d)   The Company acknowledges and hereby agrees that the provisions of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 10.3, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable attorneys' fees and expenses incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 10.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

        (e)   Except as expressly set forth in this Section 10.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

        Section 10.4.    Effect of Termination.    If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure (as opposed to inability) of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure (as opposed to inability) of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure, but excluding any consequential damages. The provisions of this Section 10.4 and Section 10.3, Section 11.8, Section 11.9 and Section 11.10 shall survive any termination hereof pursuant to Section 10.1.

Article 11
Miscellaneous

        Section 11.1.    Definitions.

        (a)   As used herein, the following terms have the following meanings:

        "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and that includes a standstill provision that is reasonably acceptable to Parent.

        "Acquisition Proposal" means, other than the Transactions, any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iv) any other transaction the consummation of which could reasonably be expected to materially impede, interfere with, prevent or delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits to Parent of the Transactions.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of the Company, shall include (without limitation), the Company LLCs.

        "Applicable Law" means, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

        "ARRA" means Subtitle D of the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, 42 U.S.C. §§17921-17954, and its implementing regulations.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 2010 and the footnotes thereto set forth in the Company 10-Q.

        "Company Balance Sheet Date" means September 30, 2010.

        "Company Budget" means the Excel file titled "Budget-2011 Draft 1.10.11" provided by the Company to Parent on January 13, 2011.

        "Company Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

        "Company Equity Award" means a Company Stock Option or a Company Stock Award, as the case may be.

        "Company Financial Advisor" means G.C. Andersen Partners, LLC.

        "Company IP Agreements" means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

        "Company LLCs" means, collectively, Litho Venture 1, LLC, a Delaware limited liability company, Litho Venture 2, LLC, a Delaware limited liability company, Litho Venture 3, LLC, a Delaware limited liability company, Cryo Venture 2, LLC, a Delaware limited liability company, Cryo Venture 3, LLC, a Delaware limited liability company, Cryo Venture 4, LLC, a Delaware limited liability company, Cryo Venture 5, LLC, a Delaware limited liability company and Cryo Venture 6, LLC, a Delaware limited liability company.

        "Company Medical Equipment" means the surgical equipment, in each instance having generated at least $20,000 in revenue during calendar year 2010, and related accessories provided by the Company and its Subsidiaries to hospitals, surgical care centers and other health care providers.

        "Company-Owned IP" means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

        "Company 10-Q" means the Company's annual report on Form 10-Q for the quarter ended September 30, 2010.

        "Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

        "Environmental Laws" means any Applicable Laws or any agreement with any Person, relating to human health and safety, the environment or to pollutants, contaminants, wastes of chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Party" means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and the Company Financial Advisor) is, or could reasonably be expected to result in, a Superior Proposal.

        "Fully-Diluted" means all outstanding Shares, all Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options, warrants and other rights to acquire Shares.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authorization" means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Authority or pursuant to Applicable Law.

        "Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

        "Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, consisting of any substance, waste or material regulated under any Environmental Law.

        "Healthcare Fraud and Abuse Laws" means 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 31 U.S.C. § 3729 et seq., any implementing regulation pursuant to any of the foregoing, 42 C.F.R Part 411, and all similar or related state or local healthcare statutes and regulations, including but not limited to state laws concerning fee-splitting, kickbacks, corporate practice of medicine, or self-referrals.

        "HIPAA" means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations.

        "Information Privacy or Security Laws" means all Laws concerning the privacy and/or security of Personal Information, including HIPAA, ARRA, state data breach notification Laws, state social security number protection Laws, and all federal and state consumer protection Laws.

        "Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications or other patent rights ("Patents"); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights ("Copyrights"); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing ("Trademarks"); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein ("Trade Secrets"); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation ("Software"); and (f) Internet domain name registrations.

        "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

        "Knowledge" means, when used with respect to the Company or any of its Subsidiaries, the actual knowledge of any officer or director, after due inquiry.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Material Adverse Effect" means, with respect to any Person, any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (i) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent demonstrated by such Person to relate to or result from (A) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (D) the announcement or the existence of, or compliance with, this Agreement and the Consummation of the Transactions or (E) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect) or (ii) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of such Person to consummate the Merger and the Transactions.

        "Nevada Law" means Chapters 78 and 92A of the Nevada Revised Statutes.

        "NYSE Amex" means the NYSE Amex US LLC.

        "Open Source" means Software or similar subject matter which is distributed as "open source software" or under any license or arrangement that (whether by covenant, by condition or otherwise) (i) requires or purports to require the distribution of or access to source code or similar materials or (ii) restricts or purports to restrict the licensee's ability to charge for distribution or use of Software (including Software or similar subject matter distributed under the GNU General Public License, GNU Lesser General Public License, BSD License, MIT License, Common Public License and other licenses approved as open source licenses by the Open Source Initiative).

        "Parent Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Personal Information" means the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy or Security Laws.

        "reasonable best efforts" means the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible; provided that such Person shall not be expected to take any action which would be in violation of any provision of this Agreement.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or any entity which is consolidated in the Company's financial statements under GAAP and shall include, without limitation, each of the Company LLCs, regardless of whether the Company owns less than a majority of any Company LLC.

        "Superior Proposal" means a bona fide, unsolicited (other than in the case of an Excluded Party) written Acquisition Proposal for all outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith by a majority vote, after considering the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.4(e)), which the Company Board determines is reasonably likely to be consummated without undue delay relative to the Transactions and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

        "Termination Fee" means an amount equal to $ 2,235,000.

        "Third Party" means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Date	Section 1.1(d)
Adverse Recommendation Change	Section 6.4(b)
Agreement	Preamble
Certificates	Section 3.2(a)
Closing	Section 2.2
Common Stock	Recitals
Company	Preamble
Company Acquisition Agreement	Section 6.4(b)
Company Board	Recitals
Company Board Recommendation	Section 4.2(b)
Company Disclosure Documents	Section 4.9(a)
Company IP	Section 4.15(b)
Company Proxy Statement	Section 4.9(a)
Company SEC Documents	Section 4.7(a)
Company Securities	Section 4.5(c)
Company Stock Award	Section 3.4(c)
Company Stock Option	Section 3.4(a)
Company Stock Plans	Section 4.5(b)
Company Stockholder Approval	Section 4.2(a)
Company Stockholder Meeting	Section 6.2
Company Subsidiary Securities	Section 4.6(b)
Compensation Arrangement	Section 4.17(n)
Compensation Arrangement Approvals	Section 4.17(n)
Compensation Committee	Section 4.17(n)
Confidentiality Agreement	Section 6.3
Continuing Employees	Section 7.4(a)
D&O Insurance	Section 7.3(c)
Effective Time	Section 2.3
e-mail	Section 11.3
Employee Plans	Section 4.17(a)
End Date	Section 10.1(b)(i)
Exchange Agent	Section 3.2(a)
Go-Shop Period	Section 6.4(a)
Indemnified Person	Section 7.3(a)
Independent Directors	Section 1.3(c)
Lease	Section 4.14(b)
Legal Action	Section 4.13
Material Contract	Section 4.19(a)
Merger	Section 2.1, Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Minimum Condition	Annex I
Multiemployer Plan	Section 4.17(c)
No-Shop Period Start Date	Section 6.4(b)

Term	Section
Notice Period	Section 6.4(e)
Offer	Recitals
Offer Commencement Date	Section 1.1(a)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(e)
Offer Price	Recitals
Parent	Preamble
Preferred Stock	Section 4.5(a)
Representatives	Section 6.4(a)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(d)
Share	Recitals
Shares	Recitals
Subsequent Offering Period	Section 1.1(c)
Surviving Corporation	Section 2.1
Tax	Section 4.16(p)
Tax Return	Section 4.16(p)
Tax Sharing Agreements	Section 4.16(p)
Taxing Authority	Section 4.16(p)
Tender and Voting Agreement	Recitals
Top-Up Notice	Section 1.4(c)
Top-Up Option	Section 1.4(a)
Top-Up Shares	Section 1.4(a)
Transactions	Section 1.2(a)
Uncertificated Shares	Section 3.2(a)
Warrants	Section 3.5

        Section 11.2.    Other Definitional and Interpretative Provisions.    The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any Applicable Law.

        Section 11.3.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

      Universal Hospital Services, Inc.
      7700 France Avenue South, Suite 275
      Edina, MN 55435-5228
      Attention:    Gary D. Blackford, Chief Executive Officer with a copy to the General Counsel
      Facsimile No.:    (952) 893-3237
      E-mail:    ceo@uhs.com

        with a copy to:

      Dorsey & Whitney LLP
      50 South Sixth Street
      Minneapolis, Minnesota 55402
      Attention:    Christopher J. Bellini, Esq.
      Facsimile No.:    (612) 340-2868
      E-mail:    bellini.christopher@dorsey.com

        if to the Company, to:

      Emergent Group Inc.
      c/o BJH Management LLC
      145 Huguenot Street, Suite 405
      New Rochelle, NY 10801
      Attention:    Bruce J. Haber, Chairman and Chief Executive Officer
      Facsimile No.:    (914) 235-4258
      E-mail:    bhaber@primedical.net

        with a copy to:

      Otterbourg, Steindler, Houston & Rosen, P.C.
      230 Park Avenue
      New York, New York 10169
      Attention:    Arthur A. Katz, Esq.
      Facsimile No.:    (212) 682-6104
      E-mail:    akatz@oshr.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding business day in the place of receipt.

        Section 11.4.    Survival of Representations and Warranties.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

        Section 11.5.    Amendments and Waivers.

        (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Date, (A) no amendment shall be made that decreases the Offer Price or the Merger Consideration and (B) any such amendment shall require the approval of a majority of the Independent Directors and (ii) after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Nevada Law without such approval having first been obtained.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        Section 11.6.    Disclosure Schedules.    The parties hereto agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement.

        Section 11.7.    Binding Effect; Benefit; Assignment.

        (a)   The provisions of this Agreement shall be binding upon and, except as provided in Section 7.3, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Acceptance Date, to the Offer to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations under the Offer, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

        Section 11.8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law rules of such state.

        Section 11.9.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any federal court located in the State of Nevada, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

        Section 11.10.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

        Section 11.11.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 11.12.    Entire Agreement.    This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        Section 11.13.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 11.14.    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Nevada or any Nevada state court, in addition to any other remedy to which they are entitled at law or in equity.

        [The remainder of this page has been intentionally left blank; signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

EMERGENT GROUP INC.
By:	/s/ BRUCE J. HABER Bruce J. Haber Chairman and Chief Executive Officer
UNIVERSAL HOSPITAL SERVICES, INC.
By:	/s/ GARY D. BLACKFORD Gary D. Blackford Chief Executive Officer
SUNRISE MERGER SUB, INC.
By:	/s/ GARY D. BLACKFORD Gary D. Blackford Chief Executive Officer

 ANNEX I

        Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or pay for any Shares and, subject to the terms of this Agreement, may terminate the Offer, if:

            (i)  prior to the expiration of the Offer, there shall not have been validly tendered in accordance with the terms of the Offer, and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Sub, represents at least sixty-five percent (65%) of the Shares outstanding on a Fully-Diluted basis (the "Minimum Condition");

           (ii)  at any time on or after the date of this Agreement and prior to the expiration of the Offer,

            (A)  there shall be instituted or pending any action or proceeding by any Governmental Authority, before any Governmental Authority, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger,

            (B)  there shall have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, that, in the judgment of Parent, is likely, directly or indirectly, to make illegal, to delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger,

            (C)  (1) any of the representations and warranties of the Company contained in any of Section 4.1, Section 4.2, Section 4.5, Section 4.22, Section 4.23 or Section 4.24 shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) or (2) any of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (2) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (disregarding, for the purpose of any representation and warranty requiring disclosure of changes resulting from the closing of the Transactions only, clause (D) of the definition of Material Adverse Effect),

            (D)  the Company shall have breached or failed to perform in all material respects any of its obligations under this Agreement prior to such time,

            (E)  the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (C) and (D) do not exist,

            (F)  there shall have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, or

            (G)  this Agreement shall have been terminated in accordance with its terms.

I-1

        Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub.

I-2

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER dated
EMERGENT GROUP INC., UNIVERSAL HOSPITAL SERVICES, INC.
SUNRISE MERGER SUB, INC.
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
Article 1 The Offer
Article 2 The Merger
Article 3 Effect of the Merger on Capital Stock
Article 4 Representations and Warranties of the Company
Article 5 Representations and Warranties of Parent
Article 6 Covenants of the Company
Article 7 Covenants of Parent
Article 8 Covenants of Parent and the Company
Article 9 Conditions to the Merger
Article 10 Termination
Article 11 Miscellaneous
  ANNEX I